                                                               EXHIBIT (a)(1)(G)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase, dated March 19, 2001, and the related Letter of Transmittal, and any amendments or supplements thereto. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making or acceptance of offers to sell Shares would not be in compliance with the laws of that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Company by Morgan Stanley & Co. Incorporated, the dealer manager for the Offer, or by one or more registered brokers or dealers licensed under the laws of that jurisdiction.


                      Notice of Offer to Purchase for Cash

                                       by

                       Security Capital Group Incorporated

              Of up to 9,302,326 Shares of its Class B Common Stock
           (Including the Associated Preferred Stock Purchase Rights)
                   At a Purchase Price Not Greater Than $21.50
                         Nor Less Than $18.50 Per Share

     Security Capital Group Incorporated, a Maryland corporation ("Security Capital"), is offering to purchase for cash up to 9,302,326 shares of its Class B common stock, par value $.01 per share (including the associated preferred stock purchase rights issued under the Rights Agreement dated as of April 21, 1997, between Security Capital and the First National Bank of Boston as Rights Agent, the "Shares"), upon the terms and subject to the conditions set forth in the Offer to Purchase dated March 19, 2001 (the "Offer to Purchase"), and in the related Letter of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the "Offer"). Security Capital is inviting its stockholders to tender their Shares at prices specified by the tendering stockholder that are not greater than $21.50 nor less than $18.50 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions of the Offer. The Offer is not conditioned on any minimum number of Shares being tendered. The Offer is, however, subject to other conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

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     THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00
     MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, APRIL 17, 2001, UNLESS THE OFFER IS EXTENDED.
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     The Board of Directors of Security Capital has approved the Offer. However, neither Security Capital nor its Board of Directors is making any recommendation to its stockholders as to whether to tender or refrain from tendering their Shares or as to the price or prices at which stockholders may choose to tender their Shares or as to whether any holder of convertible securities should convert such securities for purposes of the Offer. Stockholders must make their own decisions as to whether to tender their Shares and, if so, how many Shares to tender and the price or prices at which such Shares should be tendered. Security Capital directors and executive officers have advised Security Capital that they do not intend to tender any Shares in the Offer.

     Security Capital will, upon the terms and subject to the conditions of the Offer, determine the single per Share price, not greater than $21.50 nor less than $18.50 per Share, net to the seller in cash, without interest, that it will pay for Shares properly tendered and not properly withdrawn in the Offer, taking into account the total number of Shares so tendered and the prices specified by the tendering stockholders. Security Capital will select the lowest purchase price (the "Purchase Price") that will allow Security Capital to purchase 9,302,326 Shares, or such fewer number of Shares as are properly tendered and not properly withdrawn, at prices at or below the Purchase Price. All Shares properly tendered, and not properly withdrawn, prior to the "expiration date" (as defined below) will be purchased at the Purchase Price, upon the terms and subject to the conditions of the Offer, including the "odd lot" and proration provisions.

     Under no circumstances will interest be paid on the Purchase Price for the Shares, regardless of any delay in making such payment. All Shares acquired in the Offer will be acquired at the Purchase Price regardless of whether the stockholder selected a lower price. The term "expiration date" means 12:00 Midnight, New York City time, on Tuesday, April 17, 2001, unless and until Security Capital, in its sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term "expiration date" shall refer to the latest time and date at which the Offer, as so extended by Security Capital, shall expire. Security Capital reserves the right, in its sole discretion, to purchase more than 9,302,326 Shares under the Offer, subject to applicable law.

     For purposes of the Offer, Security Capital will be deemed to have accepted for payment, and therefore purchased, Shares properly tendered at or below the Purchase Price and not properly withdrawn, subject to the odd lot and proration provisions of the Offer, only when, as and if Security Capital gives oral or written notice to EquiServe, the depositary for the Offer, of its acceptance for payment of such Shares under the Offer. Payment for Shares tendered and accepted for payment under the Offer will be made only after timely receipt by the depositary of certificates for such Shares or of timely confirmation of a book-entry transfer of such Shares into the depositary's account at the "book-entry transfer facility" (as defined in the Offer to Purchase), a properly completed and duly executed Letter of Transmittal or a manually signed facsimile thereof or in the case of a book-entry transfer, an "agent's message" (as defined in the Offer to Purchase), and any other documents required by the Letter of Transmittal. Holders of either Security Capital Class A common stock or 6.50% Convertible Subordinated Debentures due March 29, 2016 desiring to tender shares can do so by converting these securities into shares and tendering the shares as described in the Offer to Purchase, in advance of the expiration date.

     Upon the terms and subject to the conditions of the Offer, if more than 9,302,326 Shares, or such greater number of Shares as Security Capital may elect to purchase subject to applicable law, have been properly tendered, and not properly withdrawn prior to the expiration date at prices at or below the Purchase Price, Security Capital will purchase properly tendered Shares on the following basis: (1) all Shares properly tendered and not properly withdrawn prior to the expiration date by any odd lot holder (other than Shares held by participants in the Security Capital 401(k) Plan) who (a) tenders all Shares owned beneficially or of record by such odd lot holder at a price at or below the Purchase Price (partial tenders will not qualify for this preference) and
(b) completes the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery (as defined in the Offer to Purchase) and (2) after the purchase of all of the foregoing Shares, all other Shares properly tendered at prices at or below the Purchase Price and not properly withdrawn prior to the expiration date, on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares. All other Shares that have been tendered and not purchased will be returned to the stockholder as promptly as practicable after the expiration date.

     Security Capital expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the depositary and making a public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced expiration date. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer and to the right of a tendering stockholder to withdraw such stockholder's Shares.

     Security Capital is making the Offer because it believes that the Shares are undervalued in the public market. Security Capital believes that the Offer is a prudent use of its financial resources given its business profile, assets and current market price, and that investing in its own Shares is an attractive use of capital and an efficient means to provide value to its stockholders. The Offer is consistent with Security Capital's historical commitment to repurchasing Shares from time to time as a means of increasing stockholder value.

     The Offer represents the opportunity for Security Capital to return a portion of Security Capital's cash to stockholders who elect to tender their Shares. Where Shares are tendered by the registered owner of those Shares directly to the depositary, the sale of those Shares in the Offer will permit the seller to avoid the usual transaction costs associated with open market sales. Furthermore, odd lot holders who hold Shares registered in their names and tender their Shares directly to the depositary and whose Shares are purchased under the Offer will avoid not only the payment of brokerage commissions but also any applicable odd lot discounts that might be payable on sales of their Shares in New York Stock Exchange transactions.

     Tenders of Shares under the Offer are irrevocable, except that such Shares may be withdrawn at any time prior to the expiration date and, unless previously accepted for payment by Security Capital under the Offer, may also be withdrawn at any time after 12:00 Midnight, New York City time, on Friday, May 11, 2001. For such withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by EquiServe at its address set forth on the back cover page of the Offer to Purchase. Any such notice of withdrawal must specify the name of the tendering stockholder, the number of Shares to be withdrawn and the name of the registered holder of such Shares. If the certificates for Shares to be withdrawn have been delivered or otherwise identified to the depositary, then, before the release of such certificates, the serial numbers shown on such certificates must be submitted to the depositary and the signature(s) on the notice of withdrawal must be guaranteed by an "eligible guarantor institution" (as defined in the Offer to Purchase), unless such Shares have been tendered for the account of an eligible guarantor institution. If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in the Offer to Purchase, any notice of withdrawal also must specify the name and the number of the account at the book-entry transfer facility to be credited with the withdrawn Shares and must otherwise comply with such book-entry transfer facility's procedures. All questions as to the form and validity of any notice of withdrawal, including the time of receipt, will be determined by Security Capital, in its sole discretion, whose determination will be final and binding. None of Security Capital, EquiServe as the depositary, Georgeson Shareholder Communications Inc. as the information agent, Morgan Stanley & Co. Incorporated as the dealer manager or any other person will be under any duty to give notification of any defects or irregularities in any tender or notice of withdrawal or incur any liability for failure to give any such notification.

     The information required to be disclosed by Rule 13e-4(d)(1) under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

     The Offer to Purchase and the related Letter of Transmittal are being mailed promptly to record holders of Shares whose names appear on Security Capital's stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

     The Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision with respect to the Offer is made. Additional copies of the Offer to Purchase and Letter of Transmittal may be obtained from the information agent at the address and telephone number set forth below and will be furnished promptly at Security Capital's expense.

     Any questions or requests for assistance may be directed to the information agent or the dealer manager at their respective telephone numbers and addresses set forth below. Requests for additional copies of the Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the information agent at the telephone number and address set forth below. Stockholders may also contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offer. To confirm delivery of Shares, stockholders are directed to contact the depositary.


                     The Information Agent for the Offer is:

              [LOGO OF GEORGESON SHAREHOLDER COMMUNICATIONS INC.]

                           17 State Street,10th Floor
                            New York, New York 10004
                 Banks and Brokers Call Collect: (212) 440-9800
                    All Others Call Toll Free: (800) 223-2064

                      The Dealer Manager for the Offer is:

                     [LOGO OF MORGAN STANLEY DEAN WITTER]

                        Morgan Stanley & Co. Incorporated
                                  1585 Broadway
                            New York, New York 10036
                 Banks and Brokers Call Collect: (212) 761-5722
               All Others Call Toll Free: (800) 223-2440 ext. 5722

 March 19, 2001